UNITY WIRELESS CORPORATION

  Unaudited Pro Forma Consolidated Balance Sheet

  (Expressed in United States dollars)

 Six Months Ended June 30, 2006

	Unity Wireless	Celerica	Celletra	Pre-adjusted Pro Forma Consolidated Balance	Adjustment (Celerica) Note 3	Adjustment (Celletra) Note 4	Adjusted Pro Forma Consolidated Balance
Assets
Current Assets
Cash and cash equivalents	$ 558,950	$ 222,000	$ 1,308,000	$ 2,088,950			$ 2,088,950
Restricted cash	-	-	406,000	406,000			406,000
Account receivable, net	2,150,423	521,000	4,314,000	6,985,423			6,985,423
Inventory	1,449,647	1,464,000	2,421,000	5,334,647			5,334,647
Prepaid expenses and deposits	154,131	-	-	154,131	(18,483)	(7,965)	127,683
	4,313,151	2,207,000	8,449,000	14,969,151	(18,483)	(7,965)	14,942,703
Deposits	68,750	22,000	55,000	145,750			145,750
Amount funded for employees rights upon retirement	446,000	88,000	700,000	1,234,000			1,234,000
Equipment, net	1,901,457	489,000	326,000	2,716,457			2,716,457
Other assets, net	-	-	45,000	45,000			45,000
Intangibles and Goodwill	3,392,764	-	-	3,392,764	1,036,483	11,334,328	15,763,575
Total Assets	$ 10,122,122	$ 2,806,000	$ 9,575,000	$ 22,503,122	$ 1,018,000	$ 11,326,363	$ 34,847,485

UNITY WIRELESS CORPORATION

  Unaudited Pro Forma Consolidated Balance Sheet

  (Expressed in United States dollars)

 Six Months Ended June 30, 2006

	Unity Wireless	Celerica	Celletra	Pre-adjusted Pro Forma Consolidated Balance	Adjustment (Celerica) Note 3	Adjustment (Celletra) Note 4	Adjusted Pro Forma Consolidated Balance
Liabilities and Shareholders' Equity (Deficiency)
Liabilities
Current Liabilities
Bank Loan	$ 900,000	$ 249,000	$ 1,701,000	$ 2,850,000			$ 2,850,000
Accounts payable and accrued liabilities	5,427,375	703,000	3,164,000	9,294,375			9,294,375
Obligation under capital lease	374,834	-	-	374,834			374,834
Convertible debenture	1,805,051	-	-	1,805,051			1,805,051
Product warranty	146,795	-	-	146,795			146,795
	8,654,055	952,000	4,865,000	14,471,055	-	-	14,471,055
Employee's right upon retirement	499,000	72,000	757,000	1,328,000			1,328,000
Obligation under capital lease	260,429	-	-	260,429			260,429
Convertible debenture	3,078,804	-	-	3,078,804			3,078,804
Total Liabilities	12,492,288	1,024,000	5,622,000	19,138,288	-	-	19,138,288

UNITY WIRELESS CORPORATION

  Unaudited Pro Forma Consolidated Balance Sheet

  (Expressed in United States dollars)

  Six Months Ended June 30, 2006

	Unity Wireless	Celerica	Celletra	Pre-adjusted Pro Forma Consolidated Balance	Adjustment (Celerica) Note 3	Adjustment (Celletra) Note 4	Adjusted Pro Forma Consolidated Balance
Stockholders' Equity
Series A convertible non-redeemable preferred shares	-	-	-	-	2,800,000		2,800,000
Series B convertible non-redeemable preferred shares	-	-	-	-		11,100,000	11,100,000
Common stock	93,216	30,786,000	40,575,000	71,454,216	(30,786,000)	(40,575,000)	93,216
Additional Paid in Capital	28,620,137	-	-	28,620,137		2,753,363	31,373,500
Accumulated deficit	(31,014,695)	(29,004,000)	(36,622,000)	(96,640,695)	29,004,000	38,048,000	(29,588,695)
Cumulative translation adjustments	(68,824)	-	-	(68,824)			(68,824)
Total Shareholders' Equity	(2,370,166)	1,782,000	3,953,000	3,364,834	1,018,000	11,326,363	15,709,197

Total Liabilities and Shareholders' Equity	$ 10,122,122	$ 2,806,000	$ 9,575,000	$ 22,503,122	$ 1,018,000	$ 11,326,363	$ 34,847,485

UNITY WIRELESS CORPORATION

  Unaudited Pro Forma Consolidated Statement of Operations

  (Expressed in United States dollars)

Six Months Ended June 30, 2006

	Unity Wireless	Avantry	Celerica	Celletra	Consolidated
Net Sales	$ 3,080,895	$ 735,553	$ 607,000	$ 4,371,000	$ 8,794,448
Cost of goods sold	(2,435,541)	(706,961)	(442,000)	(3,369,000)	(6,953,502)
Gross Profit	645,354	28,592	165,000	1,002,000	1,840,946

Expenses
Research and development	858,109	321,971	734,846	1,089,000	3,003,926
Royalty payments	46,213	-	-	-	46,213
Sales and marketing	443,384	159,410	259,222	966,000	1,828,016
Depreciation and amortization	126,767	228,401	116,000	85,000	556,168
Exchange loss / (gain)	49,526	-	-	-	49,526
Interest expenses, excluding accretion of interest and loss on debt settlement	196,018	316,128	(11,000)	107,000	608,146
General and administrative	873,105	202,385	218,932	432,000	1,726,422
	2,593,122	1,228,295	1,318,000	2,679,000	7,818,417

Operating loss for the period	(1,947,768)	(1,199,703)	(1,153,000)	(1,677,000)	(5,977,471)
Accretion of interest	(1,715,900)	-	-	-	(1,715,900)
Other income	-	(220,128)	-	-	(220,128)
Loss for the year	$ (3,663,668)	$ (1,419,831)	$ (1,153,000)	$ (1,677,000)	$ (7,913,499)
Basic and diluted loss per common shares					(0.09)

See accompanying notes

UNITY WIRELESS CORPORATION

  Unaudited Pro Forma Consolidated Statement of Operations

  (Expressed in United States dollars)

Year Ended December 31, 2005

	Unity Wireless	Avantry	Celerica	Celletra	Consolidated
Net Sales	$ 4,905,579	$ 9,482,000	$ 2,252,000	$ 7,251,000	$ 23,890,579
Cost of goods sold	(3,792,999)	(6,437,000)	(1,680,000)	(5,408,000)	(17,317,999)
Gross Profit	1,112,580	3,045,000	572,000	1,843,000	6,572,580

Expenses
Research and development	2,631,598	2,465,000	4,919,000	1,878,859	11,894,457
Government grants	(98,622)	-	-	228,000	129,378
Royalty payments	73,584	(1,206,000)	(759,000)	-	(1,891,416)
Sales and marketing	615,953	932,000	1,216,000	1,722,000	4,485,953
Depreciation and amortization	266,267	1,840,000	208,000	213,000	2,527,267
Exchange loss / (gain)	103,681	-	-	-	103,681
Interest expenses, excluding accretion of interest and loss on debt settlement	276,993	665,000	44,000	(231,000)	754,993
General and administrative	1,805,067	830,000	1,037,000	908,141	4,580,208
	5,674,521	5,526,000	6,665,000	4,719,000	22,584,521

Operating loss for the period	(4,561,941)	(2,481,000)	(6,093,000)	(2,876,000)	(16,011,941)
Accretion of interest	(888,467)	-	-	-	(888,467)
Loss for the period	$ (5,450,408)	$ (2,481,000)	$ (6,093,000)	$ (2,876,000)	$ (16,900,408)
Basic and diluted loss per common shares					(0.19)

See accompanying notes

UNITY WIRELESS CORPORATION

Notes to Pro Forma Consolidated Financial Statements

(Expressed in United States dollars)

1.

Basis of presentation:

The unaudited pro forma consolidated financial statements are presented to give effect to the acquisitions of Avantry Ltd. (“Avantry”), Celerica Inc. (“Celerica”) and Celletra Ltd. (“Celletra”) in the financial statements of Unity Wireless Corporation(“Unity”).

The unaudited pro forma consolidated balance sheet combines the historical balance sheets of Unity and Avantry, which has already been consolidated and presented in the Form 10-QSB for the period ended June 30, 2006, filed by the Corporation on August 14, 2006, with the historical balance sheets of Celerica and Celletra as at June 30, 2006.

The unaudited pro forma consolidated statement of operations combine the results of operations of Unity, Avantry, Celerica and Celletra for the fiscal year ended December 31, 2005 and for the six months ended June 30, 2006, giving effect to the acquisitions of Avantry Celerica and Celletra as if they occurred on January 1, 2005.

The unaudited pro forma consolidated financial statements are for illustrative purposes only, are hypothetical in nature and are not necessarily indicative of the combined results of operations or financial position which might have existed for the previous periods indicated or the results of operations that will be for any future periods.

The unaudited proforma consolidated financial statements are prepared based upon available information and certain assumptions, including the preliminary purchase price allocations. As a result, the final allocations in relation to the acquisitions of Avantry, Celerica and Celletra may and likely will differ from the proforma results.

The unaudited pro forma consolidated financial statements have been prepared by management using the accounting principles disclosed in Unity’s Form 10-QSB for the period ended June 30, 2006 and the Form 10-KSB for the fiscal year ended December 31, 2005.  In the opinion of management, the unaudited pro forma consolidated financial statements include all the necessary adjustments, and should be read in conjunction with the historical consolidated financial statements, including the related notes, of Unity, Avantry, Celerica and Celletra.

The unaudited pro forma consolidated financial statements do not reflect any operating efficiencies or cost savings that Unity may achieve with respect to combined companies.  There were no pro forma adjustments required for the pro forma consolidated statement of operations.

2.

Acquisition of Avantry Ltd.

Effective February 15, 2006, the Company entered into a merger agreement (the “Avantry Agreement”) with Avantry Ltd., an Israeli corporation, for the merger of Avantry into Unity Wireless Microwave Systems Ltd., a newly formed Israeli corporation that is wholly owned by Unity Wireless Corp. (“Unity”).  On June 8, 2006, the Company completed the merger pursuant to the terms of a merger agreement.  The acquisition of Avantry was accounted for as a purchase business combination and the preliminary purchase price allocation was disclosed in the Form 10-QSB for the period ended June 30, 2006.

3.

Acquisition of Celerica Ltd.

Effective May 15, 2006, the Company entered into a merger agreement (the “Celerica Agreement”) with Celerica Inc., an Israeli corporation. On July 3, 2006, the Company completed the merger pursuant to the terms of a merger agreement.  The acquisition of Celerica will be accounted for as a purchase business combination.

Under the terms of the Celerica Agreement, the Company acquired the net assets of Celerica in exchange for 20,000 shares of Series A convertible non-redeemable preferred shares. Each share of the Series A preferred stock will automatically convert into 1,000 shares of common stock once an increase in authorized share capital is approved by the Company’s shareholders. The preferred shares have been initially valued at a fair value of $2,800,000, based on the common stock price around the announcement date of the transaction, and initially recorded as part of Shareholders’ Equity.  However, if an increase in authorized share capital is not approved to provide sufficient shares for the conversion into common stock, their may be a requirement to reclass all or a portion of the value to long term liabilities.

The following table summarizes the preliminary allocation of the purchase price and related acquisition costs to the fair value of the assets acquired and liabilities assumed at the date of acquisition.

.

Cash	$ 222,000
Working capital (other than cash)	1,033,000
Fixed assets	489,000
Goodwill and intangibles	1,036,483
Other assets	110,000
Other liabilities	(72,000)

Total fair value acquired	$ 2,818,483

Consideration:
Fair Value of Preferred Shares Issued	$ 2,800,000
Acquisition costs	18,483
$ 2,818,483

4.

Acquisition of Celletra Ltd.

Effective July 17, 2006, the Company entered into a merger agreement (the “Celletra Agreement”) with Celletra Ltd., an Israeli corporation. On August 17, 2006, the Company completed the merger pursuant to the terms of a merger agreement.  The acquisition of Celletra will be accounted for as a purchase business combination.

Under the term of the Celletra Agreement, the Company acquired the net assets of Celletra in exchange for 90,000 shares of Series B convertible non-redeemable preferred shares and warrants to purchase 40,000,000 shares of Common Stock (or 40,000 shares of Series B Convertible Shares should there not be sufficient authorized shares of Common Stock). Each share of the Series B preferred stock will convert into 1,000 shares of common stock once an increase in authorized share capital is approved by the Company’s shareholders. The preferred shares have been initially valued at a fair value of $11,100,000 based on the common stock price around the announcement date of the transaction.  The warrants have been initially valued at a fair value of $2,753,363 calculated using the Black-Scholes valuation model.  The values have been initially recorded as part of Shareholders’ Equity, however, if an increase in authorized share capital is not approved to provide sufficient shares for the conversion into common stock, their may be a requirement to reclass all or a portion of the value to long term liabilities.

The following table summarizes the preliminary allocation of the purchase price and related acquisition costs to the fair value of the assets acquired and liabilities assumed at the date of acquisition.

Cash	$ 489,000
Working capital (other than cash)	2,064,000
Fixed assets	305,000
Goodwill and intangibles	11,334,328
Other assets	762,000
Other liabilities	(1,093,000)

Total fair value acquired	$ 13,861,328

Consideration:
Fair Value of Preferred Shares Issued	$ 11,100,000
Fair Value of Warrants Issued	$ 2,753,363
Acquisition costs	7,965
$ 13,861,328